TODD SHIPYARDS CORPORATION ANNOUNCES AWARD OF

CONTRACT TO OVERHAUL USNS SALVOR (T-ARS 52)

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...January 22, 2007...Todd Shipyards Corporation (NYSE:TOD) announced today its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific") was awarded a contract (Contract No. N40442-07-C-4002) by the Military Sealift Fleet Support Command to perform transfer availability work on the rescue and salvage ship USNS Salvor (T-ARS 52) ("Salvor"). The overhaul and repair includes various alterations affecting main propulsion diesel engines, communication and navigation systems, habitability and furniture modifications. The Salvor was transferred from the United States Navy to Military Sealift Command on January 12, 2007 and many of the modifications are designed to accommodate the civil service mariners who replaced the active Navy crew. The Salvor is expected to arrive at Todd's Seattle shipyard on February 13, 2007 and is scheduled to be completed in April 2007. The firm fixed priced contract award is $5,230,389 and includes options, which, if exercised, would bring the total contract value to $7,777,853.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, Military Sealift Command, MARAD, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.